FOR IMMEDIATE RELEASE

Contacts:

 Alfred E. Brennan, Chairman & Chief Executive Officer
 Arthur L. Herbst, Jr., President & Chief Financial Officer

(312) 644-6400

Young Innovations, Inc. Announces Record EPS for the Year

St. Louis, MO., February 3, 2010 – Young Innovations, Inc. (NASDAQ –YDNT) today announced record earnings per share for the year ended December 31, 2009.

Sales for the fourth quarter of 2009 were $24.5 million, an increase of $0.6 million, or 2.5%, from the $23.9 million reported in the fourth quarter of 2008.  Income from operations increased 13.9% from $4.8 million in the fourth quarter of 2008 to $5.5 million in the fourth quarter of 2009.  Net income increased 13.5% to $3.5 million, compared with $3.1 million in the fourth quarter of 2008.  Diluted earnings per share increased 10.0% in the fourth quarter of 2009 to $0.44 from $0.40 in the prior year quarter.  Diluted earnings per share were affected by equity compensation expense of $0.04 and $0.03 for the quarters ended December 31, 2009 and 2008, respectively.

Sales for the year ended December 31, 2009 were $97.7 million, down 1.4% from $99.1 million in the prior year.  Income from operations increased 9.0% from $19.8 million in 2008 to $21.5 million in 2009.  Net income for fiscal year 2009 was $13.5 million, up 10.7% from $12.2 million in the prior year.  Diluted earnings per share were $1.69 for the twelve months ended December 31, 2009, an increase of 11.9% from $1.51 in 2008.  Diluted earnings per share were affected by equity compensation expense of $0.14 and $0.11 for 2009 and 2008, respectively.

Healthy demand for our consumable products, which include preventive, infection control, endodontic, micro-applicator and home care product lines, helped increase sales in the fourth quarter of 2009. Sales of our diagnostic product line declined from the prior year quarter, though at a slower rate than the past few quarters. Gross and operating margins benefited in the fourth quarter from a combination of price increases, favorable product mix, and improved operating efficiencies. Sales for the quarter received a minimal foreign exchange benefit, while for the year, a stronger U.S. dollar negatively impacted sales by approximately $557,000.

During the fourth quarter, we added sales staff at a majority of our product lines in an effort to expand and enhance customer relationships. Work to increase operating efficiencies included improving manufacturing productivity, implementation of software enhancements and ongoing consolidation work. Continued focus on new product development led to additions to our preventive product line as well as additional infection control products to be launched in the first quarter of 2010.

Overall, we are pleased with our ability to achieve growth in earnings throughout the year. We believe our investments to strengthen the company over the last few years have us well-positioned to take advantage of future growth opportunities.

A conference call has been scheduled for Thursday, February 4, 2010 at 11:00 a.m. Central Time and can be accessed through InterCall at http://tinyurl.com/yi4q09 or on the Company’s website, www.ydnt.com.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company's product offering includes disposable and metal prophy angles, prophy cups and brushes, dental micro-applicators, panoramic X-ray machines, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children's toothbrushes, and children's toothpastes. The Company believes it is a leading U.S. manufacturer or distributor of prophy angles and cups, liquid surface disinfectants, dental micro-applicators and obturation units designed for warm, vertical condensation.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995.  Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions.  These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.  Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements.  These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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Young Innovations, Inc.
Consolidated Statements of Income
(In Thousands, Except Earnings Per Share Data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2009	2008	Change	2009	2008	Change

Net Sales	$24,531	$23,923	2.5%	$97,737	$99,142	-1.4%
Cost of Goods Sold	$10,903	11,519	-5.3%	$43,166	46,847	-7.9%
Gross Profit	$13,628	$12,404	9.9%	$54,571	$52,295	4.4%
% of Net Sales	55.6%	51.8%		55.8%	52.7%

Selling, General and Administrative Expense	$8,135	7,581	7.3%	$33,033	32,544	1.5%
% of Net Sales	33.2%	31.7%		33.8%	32.8%

Income from Operations	5,493	4,823	13.9%	21,538	19,751	9.0%
% of Net Sales	22.4%	20.2%		22.0%	19.9%

Interest expense, net	158	263		665	1,332
Other (income) expense, net	38	(82)		133	(466)

Income Before Taxes	5,297	4,642	14.1%	20,740	18,885	9.8%

Provision for Income Taxes	1,777	1,541		7,259	6,704

Net Income	$3,520	$3,101	13.5%	$13,481	$12,181	10.7%
% of Net Sales	14.3%	13.0%		13.8%	12.3%

Basic Earnings Per Share	$0.44	$0.40	-10.0%	$1.71	$1.52	12.5%

Basic Weighted Average Shares Outstanding	7,924	7,812		7,881	7,999

Earnings Per Share (Diluted)	$0.44	$0.40	-10.0%	$1.69	$1.51	11.9%

Diluted Weighted Average Shares Outstanding	8,059	7,832		7,966	8,069

Young Innovations, Inc.
Consolidated Balance Sheet
December 31, 2009 and December 31, 2008
(In Thousands)

	(Unaudited)
	December 31	December 31
Assets	2009	2008
Current assets
Cash	$67	$667
Accounts receivable, net	11,397	10,421
Inventories	14,816	16,486
Other current assets	4,849	4,759
Total current assets	31,129	32,333

Property, plant and equipment, net	33,668	32,905
Goodwill	80,374	80,334
Other intangible assets	12,097	10,602
Other assets	2,732	3,402

Total assets	$160,000	$159,576

Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	$8,377	$8,839
Total current liabilities	8,377	8,839

Long-term debt	13,979	29,349
Long-term secured borrowing	550	1,281
Deferred income taxes	15,947	13,829
Other noncurrent liabilities	282	-
Total liabilities	39,135	53,298

Stockholders' equity
Common stock	102	102
Additional paid-in capital	23,985	25,337
Retained earnings	145,756	133,531
Common stock in treasury, at cost	(49,090)	(52,673)
Accumulated other comprehensive income (loss)	112	(19)
Total stockholders' equity	120,865	106,278

Total liabilities and stockholders' equity	$160,000	$159,576